                                        Rule 424(b)(3)
                                        Registration Statement No. 333-98743 and
                                                                   333-103966
                                        CUSIP # 12560PDC2
PRICING SUPPLEMENT NO. 10
Dated December 10, 2003 to
Prospectus, dated May 9, 2003 and
Prospectus Supplement, dated May 9, 2003.

                                 CIT GROUP INC.
                     GLOBAL MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note ( ) Senior Subordinated Note

Principal Amount:  U.S. $750,000,000.00.

Proceeds to Corporation:  99.87546% or $749,065,950.00.

Agent Commission:  0.12454% or $934,050.00.

Issue Price:  100.00% or $750,000,000.00.

Original Issue Date:  December 17, 2003.

Maturity Date:  June 19, 2006.

Interest Rate Basis:  LIBOR Telerate.

Index Maturity:  Three months.

Spread:  +22 basis points (0.22%).

Interest Rate Calculation:  LIBOR Telerate determined on the Interest
                            Determination Date plus the Spread.

Initial Interest Rate:   LIBOR Telerate determined two London Business Days
                         prior to the Original Issue Date plus the Spread.

Specified Currency:  U.S. Dollars.

It is expected that the Notes will be ready for delivery in book-entry form on or about December 17, 2003.

Goldman, Sachs & Co.                        Lehman Brothers
Barclays Capital                            Banc of America Securities LLC
Banc One Capital Markets, Inc.              Morgan Stanley

Form:                    Global Note.

Interest Reset Dates:    Quarterly on March 19, 2004, June 19, 2004,
                         September 19, 2004, December 19, 2004, March 19,
                         2005, June 19, 2005, September 19, 2005, December
                         19, 2005 and March 19, 2006 commencing March 19,
                         2004, provided that if any Interest Reset Date would otherwise fall on a day that is not a Business Day, then the Interest Reset Date will be the first following day that is a Business
                         Day, except that if such Business Day is in the next succeeding calendar month, such Interest
                         Reset Date will be the immediately preceding
                         Business Day.

Interest Payment Dates:  March 19, 2004, June 19, 2004, September 19,
                         2004, December 19, 2004, March 19, 2005, June 19,
                         2005, September 19, 2005, December 19, 2005,
                         March 19, 2006 and on the Maturity Date, commencing March 19, 2004, provided that if any such day (other than the Maturity Date) is not a Business Day, the Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

Accrual of Interest:     Accrued interest will be computed by adding the
                         Interest Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The "Interest
                         Factor" for any Note for each such day will be computed by multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

                         Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

Interest Determination Date:  Two London Business Days prior to each Interest
                              Reset Date.

Calculation Date: The earlier of (i) the fifth Business Day after each
                  Interest Determination Date, or (ii) the Business Day immediately preceding the applicable Interest Payment Date.

Maximum Interest Rate: Maximum rate permitted by New York law.

Minimum Interest Rate: 0.0%.

Exchange Listing: None.

Other Provisions:

         "LIBOR Telerate" means the rate for deposits in U.S. dollars having the Index Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date.

         "Telerate Page 3750" means the display page designated as page 3750 on the Moneyline Telerate service (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates).

         "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, which day is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

         "London Business Day" means any day on which deposits in U.S. dollars are transacted in the London interbank market.

         Trustee, Registrar, Authenticating and Paying Agent: J.P. Morgan Trust Company, National Association.

Agents:

                  Agent                                      Principal Amount
                  -----                                      ----------------
                  Goldman, Sachs & Co.                           $300,000,000
                  Lehman Brothers Inc.                           $200,000,000
                  Barclays Capital Inc.                          $150,000,000
                  Banc of America Securities LLC                  $38,000,000
                  Banc One Capital Markets, Inc.                  $37,000,000
                  Morgan Stanley & Co. Incorporated               $25,000,000
                                                                  -----------

                  Total                                          $750,000,000

CUSIP: 12560PDC2